Center Bancorp, Inc. Names Nicholas Minoia to the Board of Directors

UNION, NJ -- (Globe Newswire) -- 11/26/08 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company to Union Center National Bank of Union, New Jersey, announced that at its Board meeting on November 20, 2008, the Corporation named Nicholas Minoia to the board of directors effective January 1, 2009.

Mr. Minoia is a developer and principal of Diversified Properties (Summit, New Jersey). A former founding partner of Pinnacle Communities and past President of Westminster Communities, Mr. Minoia is a well-known, respected builder and developer with over 25 years of diverse experience.

In the last two decades, Mr. Minoia has been a dynamic central figure in the development and redevelopment of thousands of residential units, including single-family homes, active adult communities, town homes and condominium units.

In a joint statement Alexander A. Bol, Chairman of the Board and Anthony C. Weagley, President & CEO indicated that "Mr. Minoia exhibits the talents that will bring an additional dimension to our Board and compliments the depth and mix of expertise of the current board during a period of accelerated change and business expansion, particularly in the lending arena."

Mr. Bol further indicated, "Our Board members welcome his commitment to the Corporation, demonstrated by his willingness to serve as we continue to execute our strategic plan building our market share and business relationships in the Northern New Jersey area."

Mr. Minoia has been named to the Board of Directors of the Registrant.

About Center Bancorp

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services, in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison, New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2008, the Bank had total assets of approximately $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $677.1 million and stockholders' equity of approximately $80.6 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

CONTACT: Center Bancorp, Inc.
Investor Inquiries:
Anthony C. Weagley, President & Chief Executive Officer
(908) 206-2886

Investor Relations:
Joseph Gangemi
(908) 206-2886